Exhibit 21.1
GREAT EAST BOTTLES & DRINKS (CHINA) HOLDINGS, INC.

List of Subsidiaries

Company	Country of Formation
Citysky Investment Holdings Inc.	British Virgin Islands
Great East Packaging International Limited	British Virgin Islands
Great East Packaging (Nanjing) Limited	British Virgin Islands
Great East Packaging (Xian) Limited	British Virgin Islands
Hangzhou Great East Packaging Company Limited	People’s Republic of China
Nanjing Great East Packaging Company Limited	People’s Republic of China
Xian Great East Packaging Company Limited	People’s Republic of China